Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR SECOND QUARTER 2009

SAN DIEGO, CA, July 30, 2009 — DJO Incorporated (“DJO” or the “Company”) a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter of 2009, ended June 27, 2009.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.  The Company sold its Empi Therapy Solutions (“ETS”) catalog business, formerly known as Rehab Medical Equipment, or RME, to Patterson Medical, a division of Patterson Companies, Inc. on June 12, 2009.  The ETS business, a non-core part of the Company’s Empi business unit, consisted primarily of the resale of non-DJO branded rehabilitation equipment and supplies and generated annual revenue of approximately $30 million. Results of the ETS business for periods prior to the date of sale, have been presented as discontinued operations.  Certain prior period amounts have been reclassified to conform with this presentation.

Second Quarter Results

DJOFL achieved net sales from continuing operations for the second quarter of 2009 of $235.1 million, compared to $241.4 million for the second quarter of 2008.  Sales for the second quarter of 2009 were reduced by approximately $8.5 million due to unfavorable changes in foreign currency exchange rates from the rates in effect in the second quarter of 2008.  On the basis of constant currency, sales in the second quarter of 2009 increased approximately one percent over sales in the second quarter of 2008.

For the second quarter of 2009, DJOFL reported a net loss of $13.1 million, compared to a net loss of $20.8 million for the second quarter of 2008.  The results for the current and prior year second quarter periods were impacted by significant non-recurring charges and other adjustments related to the DJO Merger and certain other smaller acquisitions.  The reported net loss for the second quarter of 2009 includes a loss of approximately $0.6 million, net of tax, from discontinued operations, compared to income of approximately $0.6 million for the second quarter of 2008.

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The Company defines Adjusted EBITDA as net income (loss) plus loss (income) from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes. A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the second quarter of 2009, before future cost savings to be achieved related to the DJO Merger, was $63.7 million, or 27.1 percent of net sales, growing approximately 14.6 percent, compared to Adjusted EBITDA, before future cost savings, of $55.6 million, or 23.0 percent of net sales achieved in the second quarter of 2008. Adjusted EBITDA for the second quarter of 2009 also grew sequentially by 31.0 percent from Adjusted EBITDA of $48.6 million for the first quarter 2009.  The improvement is primarily attributable to incremental cost savings realized from integration activities in connection with the DJO Merger combined with cost savings from other cost reductions, partially offset by the impact of unfavorable changes in foreign currency exchange rates, which reduced Adjusted EBITDA for the second quarter of 2009 by approximately $3.4 million, compared to what it would have been had rates in effect in the second quarter of 2008 remained in effect.  Excluding the effects of changes in foreign currency exchange rates, second quarter 2009 Adjusted EBITDA would have reflected growth of 20.7 percent over Adjusted EBITDA in the second quarter of 2008.  For the twelve month period ended June 27, 2009 (LTM), Adjusted EBITDA was $242.6 million, or 26.1 percent of LTM net sales, including future cost savings to be achieved related to the DJO Merger of $20.6 million.

Cash flow from operations was $65.1 million in the second quarter of 2009 before cash interest paid of $58.1 million, but after funding cash payments of $5.8 million for non-recurring charges in connection with the DJO Merger and related integration activities.  The Company also received cash proceeds of approximately $21.8 million from the sale of the ETS business.  Cash flow from operations for the second quarter, combined with the proceeds from the sale of ETS, was sufficient to fund the Company’s interest obligations, which included the semi-annual interest on the Company’s senior notes and senior subordinated notes, as well as the Company’s capital expenditures, and still permitted the Company to reduce its total outstanding net debt by over $25 million. The Company had cash balances of $41.9 million at June 27, 2009 and available liquidity of $92.0 million under its revolving line of credit.

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Six Month Results

Net revenues from continuing operations for the first six months of 2009 were $452.8 million, reflecting a decrease of approximately 4.4 percent, compared with net revenues from continuing operations of $473.4 million for the first six months of 2008. Sales for the first half of 2009 were reduced by approximately $16.6 million due to unfavorable changes in foreign currency exchange rates from the rates in effect in the first half of 2008.  On the basis of constant currency, average daily sales in the first half of 2009 increased approximately one percent over average daily sales in the first half of 2008.

Adjusted EBITDA for the first six months of 2009, before future cost savings to be achieved related to the DJO Merger, was $112.3 million, or 24.8 percent of net sales, compared to $103.9 million, or 22.0 percent of net sales, for the first six months of 2008.

“While 2009 remains a challenging year for certain DJO businesses, we are pleased with our second quarter results, which reflected good sales traction in many of our businesses and very strong EBITDA contributions from all of our businesses as we continue to supplement contributions from revenue growth, which has been limited by the difficult economic environment, with strong cost control across our organization,” said Les Cross, president and chief executive officer.

“Excluding the effects of unfavorable changes in foreign currency exchange rates, net sales in the second quarter of 2009 grew modestly over the second quarter of 2008 and also grew sequentially over the first quarter of 2009 on a sales per day basis.  We are encouraged by the trends we saw in the second quarter in most of our businesses.

“Within our Domestic Rehabilitation segment, our Bracing and Supports, Empi, and Regeneration businesses all delivered solid growth in the second quarter of 2009, compared to the second quarter of 2008.  Our Bracing and Supports business achieved much better growth in the second quarter than it has in recent quarters, as that business continues to work through certain transitions in distribution, particularly on the west coast.  Unfortunately, however, our Chattanooga business continues to be impacted by lower capital spending and tight credit markets.  In spite of Chattanooga’s second quarter sales decline of approximately 22%, our Domestic Rehabilitation segment grew 2.7% in the second quarter of 2009, compared to the second quarter of 2008.

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“Our Domestic Surgical Implant segment also reported a significant improvement in second quarter sales, growing 7.1% over the second quarter of 2008, led by strong sales of shoulder products.  Although procedure volumes for hips and knees appear to be impacted to a certain extent by the sluggish economy, we saw a strong turn-around in our knee sales in the second quarter, which grew 2.3% over the second quarter of 2008, compared to the decline in sales we experienced in Q1 this year.

“Sales within our International segment declined by 16.4% compared to the second quarter of 2008, primarily due to the impact of unfavorable changes in foreign currency exchange rates, which totaled $8.5 million in the second quarter of 2009.  Excluding the impact of foreign exchange, International segment sales declined by 4.3% compared to the second quarter of 2008.  Although international sales of our Bracing and Supports products and certain other product lines remained strong, they were not sufficient to overcome declining international sales of clinical physical therapy and consumer products and sales into certain export markets serviced by local independent distributors.  These portions of our international business remain challenged by local economic conditions and constraints in the availability of credit.

“In spite of the soft economy and the continued pressure on our capital equipment and consumer products businesses worldwide, continued traction with our integration cost reduction initiatives, combined with a favorable mix of products sold, enabled us to improve our adjusted gross profit margin to approximately 65.4% in the second quarter, improving 70 basis points over the second quarter of 2008 and 110 basis points sequentially from the first quarter of this year.

“We are also very pleased to report strong Adjusted EBITDA results in the second quarter, which set a Company record, and excluding the effects of foreign exchange, reflected very strong growth of 20.7% over the second quarter of last year.  Adjusted EBITDA growth continues to benefit from the strength of DJO’s product diversity, which has enabled the Company to weather the recession better than many other businesses, and from the disciplined focus we have maintained on our post-merger integration cost savings initiatives and general expense control measures.

“We continue to have great confidence in our ability to responsibly manage our cost structure and accelerate incremental cost reduction opportunities as economic conditions dictate.  In this regard, we undertook additional measures late in the second quarter to right-size our worldwide operations, which will contribute additional cost savings benefits to our future operating results.  We also commenced the second-phase of integration-related cost savings initiatives, as our initial programs wind down, with the announcement of the consolidation of Chattanooga’s operations.

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“Consolidating Chattanooga’s activities into our other existing centers of excellence over the next nine to twelve months will provide significant cost-reduction benefits as well as enhanced quality and customer service benefits.

“Also, with the sale of the non-core ETS business, which was one of our lowest margin businesses, Empi can now devote its full resources on its higher-margin, industry-leading brands and products.

“Chattanooga and Empi remain very important components of the DJO story and the Company’s product portfolio, which is among the broadest in the industry. DJO is uniquely positioned to provide a full range of solutions that cover the entire patient experience from injury prevention to joint replacement and through virtually every aspect of physical therapy, rehabilitation and pain control and we will continue to invest in new products and new technologies for each of these business units going forward to better serve our customers.”

“We continue to believe that industry drivers outside of capital equipment, consumer products and certain export markets remain relatively healthy.  This combined with DJO’s aggressive list of sales initiatives and new product launches, and what we believe is a slowly improving sales environment, should strengthen DJO’s revenue results in the second half of this year.  With that said, we believe that we may continue to experience headwinds in our businesses that relate to capital equipment and consumer products, and those that rely heavily on export markets, which may constrain our total growth rates at the lower end of historical ranges.  If current foreign currency exchange trends remain in effect in the third quarter, we should see an improvement in what has been a challenging foreign exchange environment this year.  We will also continue to remain well focused on cost reduction programs, which we expect to generate further positive benefits to our margin structure and our EBITDA levels.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, July 30, 2009.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 21584800.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Cefar®-Compex® and Ormed®.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations for its businesses relative to the current market conditions and a slowly improving sales environment within the global economy, U.S. and global recessions, foreign exchange environment, sales and Adjusted EBITDA levels and trends for 2009, gross profit margin expansion and cost reduction programs.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, International and Domestic Surgical Implant segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase cash flow; the Company’s highly

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leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger and other recent acquisitions; the impact on the Company and its customers from instability in the credit markets; the continued growth of the markets the Company addresses and any impact on these markets from deteriorating economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q filed on March 11, 2009 and May 6, 2009, respectively, with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales	$235,112	$241,352	$452,765	$473,386
Cost of sales	82,156	85,836	161,156	175,300
Gross profit	152,956	155,516	291,609	298,086
Operating expenses:
Selling, general and administrative	108,605	115,027	209,205	223,943
Research and development	6,162	7,230	11,965	13,906
Amortization of acquired intangibles	19,171	19,140	38,302	38,256
Operating income	19,018	14,119	32,137	21,981
Other income (expense):
Interest income	202	263	538	850
Interest expense	(39,555)	(42,495)	(78,146)	(87,682)
Other income (expense), net	2,967	288	1,587	1,631
Loss from continuing operations before income taxes	(17,368)	(27,825)	(43,884)	(63,220)
Benefit for income taxes	(4,995)	(6,725)	(16,932)	(17,936)
Loss from continuing operations	(12,373)	(21,100)	(26,952)	(45,284)
Income (loss) from discontinued operations, net of tax	(577)	597	(167)	819
Net loss	(12,950)	(20,503)	(27,119)	(44,465)
Less: Net income attributable to noncontrolling interests	135	295	274	495
Net loss attributable to DJO Finance LLC	$(13,085)	$(20,798)	$(27,393)	$(44,960)

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 27, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$41,869	$30,483
Accounts receivable, net	162,819	164,618
Inventories, net	98,799	103,166
Deferred tax assets, net	35,087	34,039
Prepaid expenses and other current assets	20,099	16,923
Total current assets	358,673	349,229
Property and equipment, net	82,971	86,262
Goodwill	1,180,454	1,191,566
Intangible assets, net	1,224,106	1,260,472
Other non-current assets	47,476	52,601
Total assets	$2,893,680	$2,940,130

Liabilities and Membership Equity
Current liabilities:
Accounts payable	$45,453	$42,752
Accrued interest	20,888	10,966
Long-term debt and capital leases, current portion	11,314	11,549
Other current liabilities	102,213	104,401
Total current liabilities	179,868	169,668
Long-term debt and capital leases, net of current portion	1,814,161	1,832,044
Deferred tax liabilities, net	317,378	329,503
Other non-current liabilities	10,094	8,806
Total liabilities	2,321,501	2,340,021

Commitments and contingencies

Membership equity:
Additional paid-in capital	825,661	824,235
Accumulated deficit	(249,235)	(221,842)
Accumulated other comprehensive loss	(6,276)	(4,027)
DJO Finance LLC membership equity	570,150	598,366
Noncontrolling interests	2,029	1,743
Total membership equity	572,179	600,109
Total liabilities and membership equity	$2,893,680	$2,940,130

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Six Months Ended
	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008
Net sales:

Domestic Rehabilitation Segment	$160,095	$155,889	$306,809	$305,582
International Segment	58,639	70,165	114,275	136,309
Domestic Surgical Implant Segment	16,378	15,298	31,681	31,495
Consolidated net sales	$235,112	$241,352	$452,765	$473,386

Gross profit:
Domestic Rehabilitation Segment	$106,199	$99,732	$202,387	$195,478
International Segment	34,706	43,860	66,211	82,057
Domestic Surgical Implant Segment	12,864	12,502	24,762	25,976
Expenses not allocated to segments/Eliminations	(813)	(578)	(1,751)	(5,425)
Consolidated gross profit	$152,956	$155,516	$291,609	$298,086

Operating income:
Domestic Rehabilitation Segment	$45,395	$32,740	$79,137	$64,033
International Segment	12,868	18,137	22,931	31,564
Domestic Surgical Implant Segment	3,717	3,097	6,177	6,216
Expenses not allocated to segments/Eliminations	(42,962)	(39,855)	(76,108)	(79,832)
Consolidated operating income	$19,018	$14,119	$32,137	$21,981

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DJO Finance LLC

Adjusted EBITDA

For the Three and Six Months Ended June 27, 2009 and June 28, 2008

and the Twelve Months Ended June 27, 2009

(unaudited)

(In thousands)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan and a $100.0 million revolving credit facility and the Indentures governing the $575.0 million of senior notes and the $200.0 million of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance plus loss from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net loss or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

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The following table provides reconciliation between net loss and Adjusted EBITDA for the three and six months ended June 27, 2009 and June 28, 2008 and the twelve months ended June 27, 2009.

	(unaudited)
(in thousands)	Three Months Ended June 27, 2009	Three Months Ended June 28, 2008	Six Months Ended June 27, 2009	Six Months Ended June 28, 2008	Twelve Months Ended June 27, 2009
Net loss attributable to DJO Finance LLC	$(13,085)	$(20,798)	$(27,393)	$(44,960)	$(80,219)
Loss (income) from discontinued operations, net	577	(597)	167	(819)	39
Interest expense, net	39,353	42,232	77,608	86,832	162,276
Income tax benefit	(4,995)	(6,725)	(16,932)	(17,936)	(48,677)
Depreciation and amortization	26,076	24,649	51,242	49,383	124,309
Non-cash items (a)	924	615	1,521	5,926	1,676
Non-recurring items (b)	15,884	13,883	23,665	22,724	45,275
Other adjustment items, before future cost savings (c)	(1,033)	2,314	2,445	2,778	17,315
Other adjustment items — future cost savings applicable for twelve month period only (d)	NA	NA	NA	NA	20,584
Adjusted EBITDA	$63,701	$55,573	$112,323	$103,928	$242,578

(a) Non-cash items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended June 27, 2009	Three Months Ended June 28, 2008	Six Months Ended June 27, 2009	Six Months Ended June 28, 2008	Twelve Months Ended June 27, 2009
Stock compensation expense	$857	$615	$1,426	$1,226	$1,581
Purchase accounting adjustments (1)	—	—	—	4,700	—
Loss on disposal of assets	67	—	95	—	95
Total non-cash items	$924	$615	$1,521	$5,926	$1,676

(1)    Represents $4.7 million of expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger for the six months ended June 28, 2008.

(b)      Non-recurring items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended June 27, 2009	Three Months Ended June 28, 2008	Six Months Ended June 27, 2009	Six Months Ended June 28, 2008	Twelve Months Ended June 27, 2009
Employee severance and relocation (1)	$2,144	$5,308	$2,803	$6,368	$7,672
Integration expense (2)	5,894	8,176	8,785	15,957	20,678
ERP Implementation	7,846	399	12,077	399	16,925
Total non-recurring items	$15,884	$13,883	$23,665	$22,724	$45,275

(1)   Employee severance and relocation for the three months ended June 27, 2009 included $1.8 million of severance payments made to employees in connection with our recent company-wide headcount reduction and $0.3 million of severance payments made to employees in connection with integration activities following the DJO Merger and restructuring at our international locations.  Employee severance and relocation for the three months ended June 28, 2008 included $1.9 million of severance payments to employees in connection with the DJO Merger, $0.6 million of severance payments made to employees in connections with other acquisitions and $2.8 million of separation payments and other expenses in connections with the termination of one of our executive officers.   Employee severance and relocation expenses for the six months ended June 27, 2009 included $1.8 million of severance payments made to employees in connection with our recent company-wide headcount reduction and $1.0 million of severance payments made to employees in connection with integration activities following the DJO Merger and restructuring at our international locations.  Employee severance and relocation expenses for the six months ended June 28, 2008 consisted of $2.8 million of severance payments made related to the DJO Merger, $0.8 million of severance payments to employees in connection with other acquisitions and $2.8 million of payments and other expenses in connection with the termination of one of our executive officers.  Employee severance and relocation for the twelve months ended June 27, 2009 included $1.8 million of severance payments made to employees in connection with our recent company-wide headcount reduction and $5.9 million of employee severance incurred in connection with the DJO Merger, certain other acquisitions, and restructuring at our international locations.

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(2)   Integration expense for the three months ended June 27, 2009 included $1.0 million, $4.0 million, and $0.9 million of integration costs accrued in connection with restructuring at our international locations, the DJO Merger, and the integration of the operations of the Chattanooga site into our other existing sites, respectively.  Integration expenses for the three months ended June 28, 2008 included $7.5 million of integration costs accrued in connection with the DJO Merger and $1.1 million of integration expenses related to other acquisitions.  Integration expense for the six months ended June 27, 2009 included $4.7 million and $10.0 million of integration costs accrued in connection with restructuring at our international locations and the DJO Merger, respectively, partially offset by a $6.0 million reversal of an accrual made in 2008 for alleged reimbursement claims due to the favorable settlement of the dispute.  Integration expenses for the six months ended June 28, 2008 included $13.0 million and $3.0 million of integration costs accrued in connection with the DJO Merger and other acquisitions, respectively. Integration expense for the twelve months ended June 27, 2009 included $19.5 million, $4.6 million, and $2.5 million of integration costs accrued in connection with the DJO Merger, restructuring at our international locations and certain other smaller acquisitions, respectively, partially offset by a $6.0 million reversal of an accrual made in 2008 for alleged reimbursement claims due to the favorable settlement of the dispute.

(c)       Other adjustment items, before future cost savings, are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended June 27, 2009	Three Months Ended June 28, 2008	Six Months Ended June 27, 2009	Six Months Ended June 27, 2008	Twelve Months Ended June 27, 2009
Blackstone monitoring fees	$1,749	$1,750	$3,499	$3,500	$7,000
Noncontrolling interest	135	295	274	495	827
Pre-acquisition EBITDA — applicable for twelve month period only (1)	NA	NA	NA	NA	859
Other (2)	(2,917)	269	(1,328)	(1,217)	8,629
Total other adjustment items, before future cost savings	$(1,033)	$2,314	$2,445	$2,778	$17,315

(1)          Represents pre-acquisition adjusted EBITDA for Australia subsidiary acquired in February 2009.

(2)   Other adjustment items for the three and six months ended June 27, 2009 and June 28, 2008 included net foreign currency transaction (gains) losses.  Other adjustment items for the twelve months ended June 27, 2009 included net foreign currency transaction losses of $9.2 million partially offset by a favorable $1.1 million settlement of a litigation contingency.

(d)         Includes projected future cost savings related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger.

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